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                                                                   Exhibit 10.57

[COLUMBIA TRISTAR HOME VIDEO LETTERHEAD]







Don Gold
Harvey Entertainment
1999 Avenue of the Stars
Suite 2050
Los Angeles, CA 90067
Fax #: 310-789-0046

Re: Baby Huey's Great Easter Adventure

 Dear Don:

The following shall set forth the terms by which Columbia TriStar Home Video, Inc. ("CTHV") has agreed to acquire video distribution rights from Harvey Entertainment, Inc. ("Licensor") to the program currently entitled "Baby Huey's Great Easter Adventure."

1. Program: A feature length motion picture entitled "Baby Huey's Great Easter Adventure" (the "Program"). The Program shall be no less than eighty-five (85) minutes in length and shall have an MPAA rating no more restrictive than "PG."

2. Rights Granted: Licensor hereby grants to CTHV the sole and exclusive videogram distribution rights ("Videogram Rights"), in all language versions, to the Program in the Territory throughout the Term ("Rights Granted"). Videogram Rights shall be defined as the sole and exclusive right to manufacture, advertise, promote and distribute on a sale, lease or rental basis on its own or through licensees, videocassettes, cartridges, phonograms, tapes, videodiscs, laserdiscs, digital videodiscs ("DVDs"), 8mm recordings (in whatever form), or any other visual or optical recording (including, but not limited to, DVD-ROM, CD-I and CD ROM that display the Program in a linear format as a continuous Program) now known or hereafter discovered containing all language versions of the Program for home use by consumers and the right to exploit the Program by means of "Video-On-Demand" ("Videograms"). "Video-On-Demand" shall mean the transmission of a selected video program from a central video library via a television system where reception of said video program at a viewing time selected by the viewer is available only upon payment of a charge therefor, which charge is in addition to any

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charge for reception of the television service and/or programming channel. All other rights not expressly granted to CTHV are hereby reserved to Licensor.

3. Territory: The "Territory" shall be United States, Canada, U.S. Virgin Islands and Puerto Rico (and their respective territories, commonwealths and possessions).

4. Term: The "Term" shall commence upon execution of this Agreement and shall expire on December 31, 2007. CTHV shall have a first negotiation/last refusal to extend the Term of this Agreement. Such right of first negotiation/last refusal shall mean that within six (6) months prior to the end of the Term, the parties agree to exclusively negotiate for a period of sixty (60) days to extend the Term of this Agreement. In the event the parties fail to reach a mutually satisfactory agreement with respect to such extension, Licensor may seek a third party offer to distribute the Program ("Third Party Offer"); provided, however before accepting the Third Party Offer, Licensor must notify CTHV in writing of the terms thereof and CTHV shall have ten (10) business days after receipt of such written notice within which to match such Third Party Offer.

5. Distribution Fees: CTHV shall retain the following distribution fees ("Distribution Fees") from Gross Receipts (defined in Paragraph 6, below).

        (a) Fifteen percent (15%) of the Gross Receipts derived from the exploitation of the Rights Granted in the Territory.

6. Gross Receipts: "Gross Receipts" shall mean all monies actually received by CTHV or an Affiliated Entity (as defined below) from exploitation of the Videograms in the Territory and any Video Levies (as defined below) collected by CTHV less sales, withholding, remittance, use or value added taxes (but not income or profit taxes) rebates, discounts, actual returns (CTHV shall establish a reasonable reserve for returns not to exceed 20% and which shall be liquidated within one (1) year from its establishment), actual bad debt (CTHV shall establish a reasonable reserve for bad debt not to exceed 3% and which shall be liquidated within one (1) year from its establishment), credit adjustment for defective Videograms, custom duties and import charges. "Affiliated Entity" shall mean any entity which CTHV controls, is controlled by or under common control with CTHV. "Video Levies" shall mean levies or other charges collected under operation of law with respect to the Program in the Territory on the sale of video recorders, blank videocassettes or videodiscs or similar items or the rental of Videograms which become payable to the copyright Licensor or the distributor of the Program. CTHV shall be entitled to collect all revenue from Video Levies.

7. Distribution Expenses: "Distribution Expenses" shall be defined in more detail in the long form agreement, but shall mean all actual out-of-pocket costs, charges and expenses actually incurred by CTHV or its Affiliated Entities and/or incurred by Licensor

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and preapproved in writing by CTHV in connection with the manufacturing, distribution, marketing, advertising and exploitation of the Program throughout the Territory. CTHV acknowledges that it will pay third party vendors directly for and recoup as a Distribution Expense the expenses incurred or to be incurred by Licensor set forth on Schedule A.

8. Allocation of Gross Receipts: Gross Receipts shall be allocated as follows:
CTHV shall (i) first deduct and retain for itself its Distribution Fees; (ii) next deduct and retain for itself, on an ongoing and continuing basis, an amount equal to all unrecouped Distribution Expenses, and (iii) thereafter pay the remaining amounts, if any, to Licensor.

9. Reconciliation:

        9.1 If, within ten (10) months after the Program is initially released by CTHV in the Territory, CTHV has not fully recouped the Distribution Expenses pursuant to Paragraph 8, above ("First Reconciliation"), Licensor shall reimburse CTHV the shortfall, if any, within twenty (20) days after Licensor receives written notice by CTHV requesting such reimbursement; provided, however, in connection with the First Reconciliation, Gross Receipts shall be determined on an accrual basis, subject to actual returns (CTHV to reserve twenty percent [20%]) and actual bad debt (CTHV to reserve three percent [3%]).

        9.2 If, within three (3) years after the Program is initially released by CTHV in the Territory, CTHV has not fully recouped the Distribution Expenses pursuant to Paragraph 8, above ("Second Reconciliation"), Licensor shall reimburse CTHV the shortfall, if any, within twenty (20) days after Licensor receives written notice by CTHV requesting such reimbursement; provided, however, in connection with the Second Reconciliation, Gross Receipts shall be determined on an accrual basis, subject to actual returns (CTHV to reserve twenty percent [20%]) and actual bad debt (CTHV to reserve three percent [3%]).

        9.3 If, at the end of the Term, CTHV has not fully recouped the Distribution Expenses pursuant to Paragraph 8, above, Licensor shall reimburse CTHV the shortfall, if any, within twenty (20) days after Licensor receives written notice by CTHV requesting such reimbursement. If, at the end of the Term such shortfall, if any, is timely reimbursed to CTHV or if CTHV has fully recouped the Distribution Expenses pursuant to paragraph 8, above, all existing inventory shall be delivered to Licensor, at Licensor's cost. In connection with any such inventory, Licensor agrees, at its cost, to repackage all such inventory in new sleeves that do not contain the CTHV logo.

10. Recoupment/Cross Collateralization: CTHV shall cross collateralize Gross Receipts (less Distribution Fees) amongst all countries of the Territory for purposes of recouping the Distribution Expenses.


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11. Holdbacks:

        (a) Licensor may not license or otherwise authorize the Program:

               (i) to be exploited by means of Pay Per View Television (which shall mean exhibition over a service for which subscribers pay a premium on a per-program basis for each program which they choose to receive) from the date hereof until the earlier of sixty (60) days from the date on which Videograms are first sold or rented to the general public ("Videogram Release Date") or twelve (12) months from the date the Videogram is available for distribution ("Videogram Availability Date") in the Territory;

               (ii) to be exploited by means of Pay Television (which shall mean exhibition over a service for which subscribers pay a premium for the programming transmitted) from the date hereof, until the earlier of six (6) months from the Videogram Release Date or twelve (12) months from the Videogram Availability Date in the Territory;

               (iii) to be exploited by means of Free Television (which shall mean exhibition over television broadcast stations, whether network stations or independent stations where no charge is made to the viewer and/or exhibition by means of satellite or cable television for which subscribing members of the public may pay for the transmission service provided by the satellite or cable system, but do not otherwise pay a premium for the programming transmitted by the satellite or cable system) from the date hereof until the earlier of twelve
(12) months from the Videogram Release Date or eighteen (18) months from the Videogram Availability Date in the Territory.

        (c) Licensor may not license or otherwise authorize the Program to be advertised or promoted with regard to its broadcast or exhibition earlier than thirty (30) days before the expiration of the respective holdbacks.

12. Approvals/Exploitation Decisions: Harvey shall have the following approval rights (all such approvals shall be exercised in a reasonable manner and not so as to frustrate CTHV's ability to release the Program and provided that CTHV shall not be required to incur Distribution Expenses in the Territory in excess of One Million Five Hundred Thousand Dollars ($1,500,000): (i) the right to approve advertising, publicity, promotional materials, package design, and point-of-purchase artwork ("Artwork"), and (ii) the right to consult in connection with any edit or alteration of the Program except as may be required for applicable censorship or governmental regulation; provided, however, that CTHV may subtitle or dub the program without Licensor's prior approval. Licensor shall have five (5) business days or earlier in the event CTHV, due to exigent circumstances, as determined by CTHV in its sole discretion, requires less time, from receipt of the above-mentioned materials in which to approve or to indicate to CTHV the

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precise nature of Licensor's objection, if any, and CTHV shall resubmit the revised material for Licensor's approval. If either (a) Licensor does not notify CTHV of their objection within the applicable approval period set forth herein or (b) Licensor has failed to approve the material in question after two (2) resubmissions after CTHV has changed such material in accordance with Licensor's requests, CTHV shall have the right to deem such material approved by Licensor. Once Licensor has approved (or has been deemed to approve) the materials herein, such material shall be automatically deemed approved by Licensor and CTHV may use such materials in similar contexts and situations without having to consult with or obtain Licensor's further approval.

        12.1 All other exploitation decisions shall be subject to CTHV's absolute discretion; provided, however, CTHV has agreed to a domestic release date of approximately March 2, 1999 subject to Harvey's timely delivery as set forth in paragraph 13, below, and CTHV agrees that the advertising and marketing Budget for the Domestic Territory shall not be less than One Million Five Hundred Thousand Dollars ($1,500,000). Licensor agrees that the good faith judgment of CTHV and its Licensees regarding any matter affecting the exploitation of the Program (including, but not limited to a determination of the quantity, if any, of Videograms to be manufactured, and the title of the Program in each country of the Territory) shall be binding and controlling upon Licensor. Licensor acknowledges that CTHV shall have the right to use the names and likenesses of all Artists who appear in or provide services in the Program in connection with CTHV's advertising, promotion, packaging, and exploitation of the Program, subject only to contractual restrictions in Artists' Agreements if, and only if, CTHV has been given prior written notice of such restrictions on or before November 2, 1998.

        12.2 Inadvertent failure to provide Licensor with any of the approval rights or consultation rights set forth in paragraph 12, above, shall not be deemed a breach of this Agreement. In the event such inadvertent failure results in Artwork that would not have otherwise been approved if submitted to Licensor for approval, CTHV shall, upon receipt of written notice of such failure, use reasonable efforts to correct such Artwork on a prospective basis only, i.e. Artwork printed after CTHV's receipt of such notice (allowing for adequate time after receipt of such notice to implement such correction).

13. Delivery/Materials: Licensor shall deliver the Program, at Licensor's cost, to CTHV in accordance with the following schedule: (i) film for screener packaging (slipsleeve) no later than October 29, 1998; (ii) one first generation D-1 NTSC full frame digital videotape master of the Program no later than October 30, 1998; (iii) film for packaging (clamshell and slipsleeve) no later than December 8, 1998; and (iv) all other delivery materials listed on Schedule B no later than January 5, 1999. If any of the delivery items are incomplete or technically unacceptable, CTHV shall notify Licensor in writing specifying the defects for the non-physical delivery items, or shall present a defect notice by the laboratory for the physical delivery items ("Defect Notice"). Such Defect Notices shall be delivered within thirty (30) days of receipt of the



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delivery items. If Licensor fails to cure the specified defects within ten (10)
business days of receipt of the Defect Notice, CTHV may secure acceptable replacements, and shall treat such costs as a Distribution Expense or, if CTHV is unable to secure acceptable replacements, or if CTHV determines that it is economically unfeasible to secure acceptable replacements, then CTHV may, at its option, terminate this Agreement upon written notice to Licensor, and upon such termination, CTHV shall be (A) relieved of its obligations hereunder, and (B) Licensor shall reimburse CTHV for all out-of-pocket expenses and costs therefore incurred including, but not limited to, Licensor Distribution Expenses previously paid to Licensor under this Agreement. If CTHV has not sent a Defect Notice within thirty (30) days of receipt of a delivery item, then such delivery item shall be deemed approved ("Approval").

               (b) Failure to Timely Deliver: If Licensor shall fail to deliver the required items by the aforesaid time (subject to force majeure), CTHV shall have the right to (i) itself supply the items at Licensor's cost, or to require Licensor to promptly supply such items, or (ii) terminate this Agreement upon written notice to Licensor, and upon such termination, CTHV shall be (A) relieved of all obligations to Licensor hereunder, and (B) Licensor shall reimburse CTHV for all out-of-pocket expenses and costs theretofore incurred including, but not limited to, Licensor Distribution Expenses previously paid to Licensor under this Agreement.

14. Representations and Warranties: The representations and warranties shall be fully set forth in the long form agreement and shall be consistent with CTHV's standard long form agreements for other motion pictures. Among other things, Licensor represents and warrants that it (a) has all rights necessary to grant CTHV the Rights Granted herein, (b) the Program will be wholly original and is not in the public domain, (c) the Program and the distribution by CTHV as contemplated hereunder will not, and there have been no claims that the Program does, infringe upon, violate or conflict with any rights whatsoever of any person, corporation or other entity and (d) has not made and will not make any grant or assignment that will conflict with or impair the complete enjoyment by CTHV of the Rights Granted.

15. Residuals/Third Party Payments: Licensor acknowledges herein that any and all profit participations, residuals, music synchronization, performance and other mechanical fees, and any other license fees, if any, in connection with the Program shall be the obligation of Licensor. In the event that any such obligations or third party payments are not paid by Licensor, CTHV may pay such obligations and/or third party payments and deduct such costs as a Distribution Expense.

16. Accounting and Auditing: Accounting reports and any sums due with respect to the Program shall be prepared in U.S. dollars and provided to Licensor on a calendar quarter basis ninety (90) days after the first calendar quarter in which the Program is initially released on Videogram and on a semi-annual basis thereafter. Licensor may, at


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its own expense, but not more than once annually, audit the applicable records to verify earnings statements rendered hereunder. Any such audit shall be conducted within eighteen (18) months from and after the date of mailing of such statement.

Licensor agrees to enter into a long form agreement with CTHV containing CTHV's standard terms and conditions. Until such long form agreement is executed, this document shall serve as a binding agreement between the parties. If the foregoing is your understanding of our agreement, kindly so indicate by signing in the space provided below.

Best regards,

/s/ MITCH SINGER
---------------------------
Mitch Singer

AGREED TO AND ACCEPTED:

HARVEY ENTERTAINMENT, INC.

By: /s/ LEONARD BREIJO
   -------------------------
Title: V.P.
       ---------------------






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                                   SCHEDULE B

                                    Materials

The following shall be delivered, at Licensor's cost, to Columbia TriStar Home Video, 10202 West Washington Blvd., Capra Building #205, Culver City, California 90232, Attention: Brad Word, unless specifically instructed by CTHV otherwise.

I. Reproduction Master:

        (a) Program:

                (i) One (1) NTSC full frame digital betacam highest quality Stereo soundtrack containing composite stereo mix on channels 1 & 2. Each videotape master shall contain, after completion of program, silent textless backgrounds for the main, end and insert titles with appropriate identification on the label. Additionally, Licensor shall deliver two (2) one-half inch (1/2) NTSC videocassettes of the program directly to Peter Schlessel, Senior Vice President of Production, Acquisitions and Business Affairs at SPP 8206, 10202 W. Washington Blvd., Culver City, CA 90232.

                (ii) One (1) typewritten copy of a detailed dialogue and action continuity and spotting list of the Program, conforming in all respects to and with the dialogue and action contained in the Program; to be delivered by November 20, 1998; and

                (iii) One (1) DA88, in perfect synchronization with the program, with the following audio track configuration: stereo printmaster on channels 1 & 2, mono dialogue on channel 3, mono music on channel 4, mono effects on channel 5, stereo music & effects on channels 7 & 8.

        (b)  Trailer:

                (i) One (1) NTSC full frame betacam SP with highest quality soundtrack containing composite stereo mix on channels 1 & 2. Each videotape master shall contain, after completion of the trailer, textless backgrounds for any insert titles.

                (ii) One (1) typewritten copy of a detailed dialogue and action continuity and potting list of the trailer, conforming in all respects to and with the dialogue and action contained in the trailer; and


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                (iii)   One (1) DA88, in perfect synchronization with the
                        program, with the following audio track configuration: stereo printmaster on channels 1 & 2, mono dialogue on channel 3, mono music on channel 4, mono effects on channel 5, mono narration, if any, on channel 6, stereo music & effects on channels 7 & 8.

        (c) Access to the following:

                (i)     All 35mm Original Camera Negative for the Program;

                (ii) All Video, Sound and film editorial material and elements used to edit and complete the Picture and Trailer; and

                (iii)   All 1/4 inch Production Audiotape recorded for the
                        Pictures.

II. The following shall be delivered, at Licensor's cost, to Columbia TriStar Home Video, Inc., 10202 West Washington Blvd., 2nd Floor, Culver City, California 90232, Attention: Stacey Parr, unless specifically instructed by CTHV otherwise.

1. Advertising and Publicity Materials: For all programs copies of all available and existing domestic advertising and publicity materials, and manuals and other materials concerning the Program including, but not limited to, first-generation textless 10 x 8 first generation key artwork and separate line and title art PMT, one (1) set of all available 35mm color slides and/or color transparencies containing a minimum of 100 different shots, one (1) synopsis in all languages available, and PMT print of Licensor's logo, that Licensor may have it its possession or to which it has access and that CTHV desires to use for or in connection with the exploitation of the rights Granted CTHV hereunder.

        The following shall be delivered, at Licensor's cost, to Columbia TriStar Home Video, 10202 West Washington Blvd., 2nd Floor, Culver City, CA 90232, Attention: Stacey Sparks, unless specifically instructed by CTHV otherwise:

2. Synchronization and Master Use Licenses: One (1) copy of any and all music licenses permitting the reproduction on Videograms of each musical composition and master recording embodied in the soundtrack of the Picture and trailer, one (1) copy of a customary music cue sheet for the Picture and trailer, and one (1) copy of all relevant contracts, releases and agreements, including but not limited to composers work-for-hire agreements and synchronization, performance and master use licenses. All licenses shall be and remain in full force and effect, and shall permit the reproduction and distribution of each such musical composition and recording on Videograms throughout the Territory during the Term at no additional cost to CTHV.

3. Licensor's Contractual Requirements for Paid Advertising, Etc.: A detailed list of Licensor's third party contractual obligations to accord paid advertising or other credits to persons and/or entities who rendered services or furnished materials in


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        connection with the Picture, including a specific description of any restrictions concerning such contractual obligations. Such statement shall also include any third party name and likeness and dubbing obligations and restrictions, and shall be accompanied by copies of the relevant portions of each third party agreement, setting forth the exact nature and extent of any such restrictions and obligations, along with proposed layouts of the credit billing block for both full- and small-sized paid ads.

4. Chain of Title, U.S. (and, where applicable, Canadian) Certificates of Copyright Registration: Detailed information with regard to the copyright proprietor of the Picture, the precise copyright notice to be affixed to all Videograms and packaging, and the accurate running time of the Picture. Licensor shall provide CTHV with full chain of title to all literary, dramatic and musical material upon which the Picture and screenplay may be based, including without limitation, copies of the U.S. Certificates of Copyright Registration for the screenplay and the Picture and documentation sufficient to establish Licensor's chain of title to the rights in the Picture and screenplay. (If the U.S. copyright registration certificate for the Picture is not yet available to Licensor at the time of delivery to CTHV, a copy of the Form PA application therefor, together with evidence of submission and payment of deposit fees, shall suffice until such time as the conformed certificate becomes available.)

5. Agreements: Copies of all agreements with the key personnel and principal cast of the Picture.

6. Errors and Omissions Certificate: A Certificate of Errors and Omissions Insurance as provided in Paragraph 18 of the License Agreement.

7. Laboratory Access Letter(s) in the form attached to this Agreement executed by both Licensor and the Laboratory(s), granting CTHV irrevocable access during the Term to all necessary preprint materials for the Picture and trailer (including sound elements).

8. MPAA Paid Rating Certificate evidencing that the Picture has not been rated more restrictive than "PG."

9. Instrument of Transfer. At least four (4) originally signed, dated and notarized short form Instruments of Transfer.

10. Screenplay: One (1) copy of the final screenplay or shooting script used by Licensor in connection with the production of the Picture.

11. Other Instruments: Upon request, such instruments as CTHV may deem necessary or proper to evidence, maintain or effectuate any or all of the security or other rights granted to CTHV under any provision of this Agreement.


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If any of the foregoing documents are not provided in the English language, CTHV shall have the right to obtain a translation and deduct any costs in connection therewith from the Advance or any other moneys owned by CTHV to Licensor under the Agreement.




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                              LABORATORY AGREEMENT



Gentlemen and Ladies:

Reference is made to a certain feature length motion picture entitled "Baby Huey's Great Easter Adventure" ("Program").

You ("Laboratory") acknowledge that you have in your possession free of any liens, claims, charges or encumbrances, materials ("Preprint Materials") in respect of the Program sufficient for the manufacture therefrom of release prints, preprint and other duplicating material of commercially acceptable quality, including, without limitation all materials listed in Schedule C-1 (attached).

Laboratory is hereby advised that Harvey Entertainment, Inc. ("Licensor") is entering into a distribution agreement (the "Distribution Agreement") with Columbia TriStar Home Video, Inc. ("CTHV") pursuant to which CTHV has been granted certain sole and exclusive distribution rights in and to the Program in all sizes, widths, and gauges of film for video distribution in the Territory and Term specified in the Distribution Agreement. Accordingly, Laboratory is hereby irrevocably authorized as of its receipt hereof to honor, subject to Laboratory's normal terms of business (and subject to the making of credit arrangements satisfactory to Laboratory), and Laboratory hereby agrees to honor at prices not exceeding Laboratory's then prevailing rates for like work, all orders of CTHV, its successors, licensees and assignees for positive prints and other materials (including preprint and duplicating materials) of any and all kinds and to deliver the same as instructed by CTHV, or its said successors, licensees and assignees, upon the following understanding:

                1. All laboratory services and materials ordered by CTHV or Licensor, respectively, or their respective successors, licensees and assignees shall be at the sole cost of the party which ordered such services and materials and the Laboratory shall look solely to such party for payment of such charges as may be incurred and neither CTHV, its successors, licensees or assignees, nor Licensor, its successors, licensees or assignees shall be responsible for any laboratory service or materials ordered by any other party with respect to the Program.

                2. Laboratory will neither assert against CTHV, its successors, licensees or assignees nor Licensor, its successors, licensees or assignees any lien against any of the Preprint Material by reason of any unpaid charges incurred by the other of the said parties or by any other party.

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                3. Laboratory will not refuse to honor any of the orders of
CTHV, its successors, licensees or assignees or any of the orders of Licensor, its successors, licensees or assignees, for positive prints or any pre-print materials of the Program by reason of any unpaid charges incurred by any other party.

                4. None of the Preprint Material may be removed from the Laboratory without the joint written consent of Licensor and CTHV or their respective successors or assignees; provided however, that during the term of the Distribution Agreement all positive prints and other materials (including preprint and duplicating materials) that may be made by Laboratory for the account of CTHV, Producer or their respective successors, licensees or assignees may be removed from Laboratory at the request of the party ordering the same and Laboratory shall deliver the same as instructed by such party.

                5. The instructions contained herein are irrevocable and may not be altered or modified except by a written instrument duly executed by CTHV and by Licensor or CTHV's and Licensor's respective successors or assignees. By your signature below, you acknowledge that you have in your possession or under your control the above described Preprint Materials and that you consent and agree to the foregoing.

Very truly yours,


                                   /s/ LEONARD BREIJO
                                   -----------------------------------
                                   Licensor



Laboratory:
           -------------------------
By:
   ---------------------------------
Title:
      ------------------------------

AGREED AND ACCEPTED:

COLUMBIA TRISTAR HOME VIDEO, INC.

By:
   ---------------------------------
Title:
      ------------------------------

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